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                        SECURED REVOLVING LINE OF CREDIT
                            Promissory Note ("Note")


$1,100,000.00     September 28, 2000
                                                     East Norriton, Pennsylvania


Section 1. Promise to Pay.


         1.1 FOR VALUE RECEIVED, HealthAxis Inc., a Pennsylvania corporation with its corporate offices located at 2500 DeKalb Pike, East Norriton, Pennsylvania ("HAI" or "Company") hereby promises to pay to HealthAxis.com, Inc. located at 2500 DeKalb Pike, East Norriton, Pennsylvania ("HA.com" or "Holder"), or his successors or assigns, in connection with a Secured Revolving Line of Credit agreed to between Company and Holder, in lawful money of the United States of America, up to the principal sum of One Million One Hundred Thousand Dollars ($1,100,000.00), or, if less, the aggregate principal balance hereunder, together with interest on the unpaid principal balance hereof at the rate set forth herein and on such terms and conditions set forth in the Loan Agreement dated September 29, 2000 as attached hereto. This Note is the Secured Revolving Line of Credit referred to in that certain Loan Agreement dated September 29, 2000 (the "Loan Agreement") and is expressly made subject to the terms of and issued under such Loan Agreement


         1.2 Subject to the limitations contained herein, this is a committed line of credit, however the extension of funds under this Note are subject to the prior approval of Holder. The principal amount outstanding under this Note shall not at any time exceed the amount set forth in Section 1.1 above. Subject to such limitation and the approval of Lender, amounts may be borrowed, repaid and reborrowed hereunder.


Section 2. Interest.


         This Note shall bear interest on the outstanding balance hereunder, payable in a lump sum at the Termination Date which shall mean the first to occur of (a) March 31, 2001 or (b) effectiveness of the Reorganization contemplated by that certain Amended and Restated Agreement and Plan of Reorganization, dated September 29, 2000, by and between HA.com and HAI, at the per annum rate of twelve percent (12%). Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.



Section 3. Permitted Uses.


         The proceeds of this Revolving Line of Credit shall be used solely to fund (a) fees and expenses associated with the Reorganization, including legal fees, accounting fees, SEC registration and filing fees, investment and commercial banking fees, (b) interest when due on HAI's Convertible Debentures and (c) certain HAI operating expenses, settlement costs with the Agents' Group and costs through the close date of the Reorganization as generally described in Schedule A attached hereto (collectively "Permitted Uses"). HAI shall deliver once each month to the HAI Board of Directors and to the HA.com Board of Directors a schedule setting forth all such expenses and draws that occurred that month with appropriate detail to tie such report back to the cash flow projection schedule the parties used to negotiate the Secured Revolving Credit Loan.

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Section 4. Term/Demand.


         4.1 Unless prepaid as provided herein, the principal balance and all accrued interest due hereunder shall be due and payable on the Termination Date or as set forth in Section 4.2 hereof. The unpaid principal of this Note and all accrued interest may be prepaid in whole or in part at any time or from time to time without penalty or premium and any such payment shall first be applied to accrued and unpaid interest.


         4.2 Company shall pay Holder each payment required hereunder at Holder's office located in East Norriton, Pennsylvania, or, if requested in writing by Holder, by wire transfer to the accounts of Holder. The unpaid principal balance owing on this Note at any time shall be evidenced by Holder's records. The unpaid principal and interest owing on this Note shall be due and payable upon the first to occur of (i) the Termination Date or (ii) upon a merger, change of control or sale of all or substantially all of the assets of HAI or (iii) the Event of Default as described in Section 10 herein.


Section 5. Security and Pledge Agreement.

         This Note is secured by a perfected first security interest in and to shares of HealthAxis.com, Inc. common stock, pledged to Holder in accordance with and subject to the terms of the Security and Pledge Agreement dated September 29, 2000, attached hereto as Exhibit B and made a part hereof (the "Security Agreement").


Section 6. Amendments.

         This Note may not be varied, amended or modified except in writing signed by the Company and the Holder.


Section 7. Governing Law.

         This Note has been delivered to Holder and accepted by Holder in the Commonwealth of Pennsylvania. This Note shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.


Section 8. Notice.

         Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally or mailed, certified, registered or express mail, or courier service, postage prepaid, and shall be deemed given when so delivered personally or if by certified or registered mail, four days after the date of mailing or if express mailed or sent by courier service, one day after the date of mailing or sending, as follows:

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         (i) if to Holder, to:

         HealthAxis.com, Inc.
         2500 DeKalb Pike
         East Norriton, PA 19401
         Attn: Michael Ashker, President & CEO
         cc: Michael G. Hankinson, General Counsel

         (ii) if to Company, to:

         HealthAxis Inc.
         2500 DeKalb Pike
         East Norriton, PA 19401
         Attn: Michael Ashker, President & CEO


or to such other address as any party may designate to the others by notice set forth above.


Section 9. Senior Debt of the Company.


         The Company acknowledges and agrees that the obligations to pay principal and interest on this Note and any other amounts payable hereunder shall constitute Senior Indebtedness of the Company, as such term is defined in that certain Subordination Agreement dated as of September 29, 2000, by and among the parties thereto (the "Subordination Agreement"), and pursuant to the terms of the Subordination Agreement the payment hereof has been expressly made senior to the prior payment of all Junior Indebtedness (as such term is defined in the Subordination Agreement). The provisions of this Note and the Subordination Agreement shall be enforceable by all persons who hold, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.



Section 10. Default.


                  10.1 In case one or more of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

                  a. default in the payment of (i) principal hereof or interest hereon when due, which default (in the case of interest) shall not have been cured within five (5) Business Days following the date due; or

                  b. failure on the part of the Company to duly observe or perform any other of the covenants or agreements on the part of the Company contained in this Note or the Loan Agreement for a period of ten (10) Business Days after the earlier of (x) the date on which any officer of the Company shall have obtained actual knowledge of such failure or (y) the date on which written notice thereof has been given to the Company by the Holder unless such failure is cured within ten (10) days; or

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                  c. a court having jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the property of the Company or any of its Subsidiaries or ordering the winding up or liquidation of the affairs of the Company or any of its Subsidiaries, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

                  d. the Company or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the property of the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall make any general assignment for the benefit of creditors; or

                  e. any representation or warranty made by the Company to Holder in connection with the Reorganization and agreements related thereto which prove to have been incorrect in any material respect when made; or

                  f. there shall have occurred an Event of Default (as defined from time to time) under the terms of the Company's 2% Convertible Debentures;

then, in each and every such case (other than an Event of Default specified in Section 10(d) hereof), unless the principal hereof shall have already become due and payable, by notice in writing to the Company (the "Acceleration Notice"), Holder may terminate all obligations to fund Company under any loan agreements between Holder and Company, and Holder declare the entire principal amount of each and every promissory note from Company to Holder owned by Holder and any interest accrued thereon (and, in lieu thereof, the aggregate amounts described below) to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default specified in
Section 10(d) occurs, Holder may terminate all obligations to fund Company under any loan agreements between Holder and Company, and the principal of, and any accrued interest on, each and every Promissory Note from Company to Holder shall become and be immediately due and payable without any declaration or other act on the part of any Holder.

         10.2 Within five (5) Business Days of receipt by the Holder of payment in full of the amount due to the Holder hereunder, the Holder shall return the Note to the Company. Upon an Event of Default the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any demand for payment may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.



Section 11. General Provisions.

         11.1 No failure to exercise, delay in exercising, or single or partial exercise by the Holder of any right, power of remedy with respect to this Note shall constitute a waiver thereof, preclude any other or further exercise thereof, or preclude the exercise of any other right, power or remedy. Borrower, to the extent allowed by applicable law, waives presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note shall be released from liability. Company may not renew, extend, amend or modify this Note without the consent of the Holder.

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         11.2 All of the terms and provisions of this Note shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto, and their respective successors and permitted assigns.

         11.3 If any part of this Note is adjudged illegal, invalid or unenforceable, then the remainder hereof shall not be affected hereby.

                  [Remainder of page left intentionally blank]



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         IN WITNESS WHEREOF, Company has executed this Note as of the date first above written.

         HealthAxis Inc.



By:      /s/ Michael Ashker
         --------------------------------------------
         Michael Ashker
         President & CEO



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                                   SCHEDULE A

                           Expected Operating Expenses
                                "Permitted Uses"



Legal
Accounting
Consulting
Payroll
Severances
401(k)
Employee Benefits for Employees and Retirees
Company Insurance Premium
Agent's Penalties
Advest
Agent's settlement
Capital leases
Debenture interest
Travel
Public Filing Production
Directors' Fee
Bank Fees

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